Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bristow Group Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2018 (except Note 1 and Note 10, as to which the date is March 7, 2019), with respect to the consolidated financial statements of Era Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
July 1, 2020